As filed with the Securities and Exchange Commission on June 3, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1574808 (I.R.S. Employer Identification Number)

7720 North Dobson Road
Scottsdale, Arizona 85256-2740
(Address of Principal Executive Offices including Zip Code)

MEDICIS 2006 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Richard D. Peterson	Copy to:
Executive Vice President, Chief Financial Officer and Treasurer 7720 North Dobson Road Scottsdale, Arizona 85256-2740 (602) 808-8800	Charles K. Ruck, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626-1925 (714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered (3)	Registered(1)	Per Share(2)	Price(2)	Fee
Class A common stock, par value $0.014	2,000,000	$15.52	$31,040,000	$1,732

(1)	The Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”) authorizes the issuance of 9,500,000 shares of the Registrant’s Class A common stock, par value $0.014, of which 2,000,000 shares are being registered hereunder and 7,500,000 have been previously registered. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of our Class A common stock set forth in this Registration Statement are calculated on the basis of the average of the high and low trading prices of our Class A common stock, as reported on the New York Stock Exchange on May 29, 2009.

(3)	Each share of our Class A common stock being registered hereunder, if issued prior to the termination of the Company’s Amended and Restated Rights Agreement dated August 17, 2005, will include one preferred stock purchase right. Prior to the occurrence of certain events the preferred stock purchase rights will not be exercisable or evidenced separately from the Class A common stock.
Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

INTRODUCTION
     On May 19, 2009, our stockholders approved an amendment to the 2006 Plan increasing the number of authorized shares of Medicis Pharmaceutical Corporation (the “Company”) Class A common stock, par value $0.014 per share (“Common Stock”), that may become issuable under the 2006 Plan by 2,000,000 shares, from 7,500,000 to 9,500,000 shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
          The 2006 Plan authorizes the issuance of an aggregate of 9,500,000 shares of Common Stock, after giving effect to stock dividends. The Company previously registered 5,000,000 shares and 2,500,000 shares issuable under the 2006 Plan by Registration Statements on Form S-8 filed with the Commission on July 10, 2006, Registration No. 333-135675, and July 3, 2007, Registration No. 333-144334, respectively, (the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 2,000,000 shares of Common Stock issuable under the 2006 Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.
Experts
          The consolidated financial statements of Medicis Pharmaceutical Corporation appearing in Medicis Pharmaceutical Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Item 8. Exhibits
See Index to Exhibits herein.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant, Medicis Pharmaceutical Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 3rd day of June, 2009.

Medicis Pharmaceutical Corporation
By:	/s/ Jonah Shacknai
Jonah Shacknai
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
          Each person whose signature appears below hereby authorizes and appoints Jonah Shacknai and Richard D. Peterson, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of June 3, 2009.

SIGNATURE	TITLE

/s/ Jonah Shacknai Jonah Shacknai	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Richard D. Peterson Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Arthur G. Altschul, Jr.	Director
Arthur G. Altschul, Jr.

/s/ Spencer Davidson	Director
Spencer Davidson

/s/ Stuart Diamond	Director
Stuart Diamond

/s/ Peter S. Knight, Esq.	Director
Peter S. Knight, Esq.

/s/ Michael A. Pietrangelo	Director
Michael A. Pietrangelo

/s/ Philip S. Schein, M.D.	Director
Philip S. Schein, M.D.

Director
Lottie H. Shackelford

INDEX TO EXHIBITS

EXHIBIT

4.1	Amended and Restated Rights Agreement, dated as of August 17, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2005)

4.2	Indenture, dated as of August 19, 2003, by and between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004)

4.3	Indenture, dated as of June 4, 2002, by and between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2002)

4.4	Supplemental Indenture dated as of February 1, 2005 to Indenture dated as of August 19, 2003 between the Company and Deutsche Bank Trust Company Americas as Trustee (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005)

4.5	Registration Rights Agreement, dated as of June 4, 2002, by and between the Company and Deutsche Bank Securities Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2002)

5.1+	Opinion of Latham & Watkins LLP regarding the legality of the securities being registered

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2+	Consent of Ernst & Young LLP, independent registered public accounting firm

24+	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Medicis 2006 Incentive Award Plan (Incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2006)

99.2	Amendment to the Medicis 2006 Incentive Award Plan (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 9, 2006)

99.3	Amendment No. 2 to the Medicis 2006 Incentive Award Plan (Incorporated by reference to the Company’s Form S-8 filed with the SEC on July 3, 2007)

99.4	Amendment No. 3 to the Medicis 2006 Incentive Award Plan (Incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2007)

99.5	Amendment No. 4 to the Medicis 2006 Incentive Award Plan (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 11, 2009)

99.6	Amendment No. 5 to the Medicis 2006 Incentive Award Plan (Incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2009)

+	Filed herewith

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